PROSPECTUS SUPPLEMENT
(To Prospectus and Prospectus Supplement Dated March 8, 1993)

                          [INTEL LOGO]
             Common Stock Issuable Upon Exercise Of
                      1998 Step-Up Warrants

                        80,000,000 Shares
            ----------------------------------------

      This Prospectus Supplement relates to 80,000,000 shares of common stock, $.001 par value per share (the "Common Stock"), of Intel Corporation (the "Company") issuable upon exercise of the 1998 Step-Up Warrants (the "Warrants") of the Company.

      The Common Stock is quoted on The Nasdaq Stock Market under the symbol "INTC." The last reported sales price per share of the Common Stock, as quoted on The Nasdaq Stock Market on
February 27, 1998, was $89.6875 per share.

            ----------------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION NOR HAS THE COMMISSION
            OR ANY STATE SECURITIES COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS.  ANY REPRESENTATION TO
               THE CONTRARY IS A CRIMINAL OFFENSE.

                                  Underwriting
                                  Discounts and    Proceeds to
                Price to Public    Commissions      Company(1)
Per Share           $20.875            ---           $20.875
Total(2)        $1,665,700,070         ---        $1,665,700,070

1. Before deducting expenses payable by the Company estimated at $70,500.

2. Based on the number of Warrants outstanding as of March 2, 1998, and includes $280,895,880 from exercises of Warrants prior to that date.

            ----------------------------------------

     The date of this Prospectus Supplement is March 2, 1998

                          THE OFFERING

Common Stock offered by the Company . .  80,000,000 shares

Use of Proceeds . . . . . . . . . . . .  The  net  proceeds  from the  sale of the  Common
                                         Stock  will be  used  by
                                         the  Company for general
                                         corporate purposes.

Listing . . . . . . . . . . . . . . . .  The   Common  Stock   is
                                         listed   on  The  Nasdaq
                                         Stock  Market under  the
                                         symbol "INTC."


                  DETERMINATION OF OFFER PRICE

      The offering price of the Common Stock issuable upon exercise of the Warrants was determined pursuant to the terms and conditions of the Warrants and the Warrant Agreement dated as of March 1, 1993, as amended (the "Warrant Agreement").

                   PRICE RANGE OF COMMON STOCK

      The Company's Common Stock is quoted on The Nasdaq Stock Market under the symbol INTC. The Company's Common Stock also trades on The Swiss Exchange. The following table sets forth, for the periods indicated, the high and low closing prices of the Common Stock as reported on The Nasdaq Stock Market:

      Fiscal Year                    High(1)       Low(1)

     1996:
       First Quarter                 $ 30.50       $25.00
       Second Quarter                  38.44        28.44
       Third Quarter                   48.69        34.50
       Fourth Quarter                  68.75        47.72

     1997:
       First Quarter                 $ 82.38       $65.19
       Second Quarter                  84.66        65.25
       Third Quarter                  100.50        69.53
       Fourth Quarter                  95.38        69.13

     1998:
       First Quarter
       (through February 27, 1998)    $94.19       $70.25

     (1)  As adjusted for a two-for-one stock split effected as a special  stock  distribution of the Company's Common  Stock  that
occurred   on July 13, 1997.

      On February 27, 1998, the closing price of the Common Stock on The Nasdaq Stock Market was $89.6875 per share.

                         USE OF PROCEEDS

      The net proceeds from the issuance of the Common Stock upon exercise of the Warrants are estimated to be $1,665,629,570 (after deducting expenses associated with the exercise of the Warrants, estimated at $70,500). The Company intends to use such proceeds from the issuance of the Common Stock for general corporate purposes.

                   DESCRIPTION OF THE WARRANTS

      Reference is made to the discussion of "Description of the Warrants" in the Prospectus Supplement dated March 8, 1993 (the "First Prospectus Supplement"). In 1993, the Company issued 80 million Warrants to purchase 80 million shares of Common Stock (as adjusted for stock splits and stock splits effected as special stock distributions). The current exercise price of the Warrants is $20.875 per share (as adjusted for stock splits and stock splits effected as special stock distributions). The Warrants expire on March 14, 1998. The complete terms and conditions of the Warrants are described in the Warrant Agreement, as amended, the form of which has been filed as an exhibit to the Registration Statement and is incorporated by reference herein, and this description is qualified in its entirety by reference thereto.

                 DESCRIPTION OF THE COMMON STOCK

      The description of the Company's Common Stock contained in Amendment No. 1 to the Company's Registration Statement on Form S-
3  (Registration   No. 33-56107), filed with the  Securities  and
Exchange Commission ("Commission") on April 18, 1995, including any amendment or report filed for the purpose of updating such description, is hereby incorporated by reference and made a part hereof.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      Reference is made to the discussion of "Certain Federal Income Tax Consequences" in the First Prospectus Supplement. Set forth below is a discussion of certain United States Federal income tax consequences to holders of the Common Stock acquired upon exercise of Warrants upon the sale or exchange of such Common Stock. The discussion does not purport to deal with all aspects of Federal taxation that may be applicable to particular investors, and holders of the Common Stock acquired upon exercise of the Warrants should consult their tax advisors regarding the tax consequences of such exercise, and the sale, exchange or other disposition of the Common Stock, as well as the tax consequences arising under the laws of any state or other taxing jurisdiction.

      Gain or loss from the sale or exchange of the Common Stock received upon exercise of the Warrant will be a capital gain or loss to its holder. Such capital gain will be a long-term gain or loss if the holder has held the Common Stock for more than 18 months at the time of the sale or exchange, a mid-term gain or loss if the holder held such Common Stock for between 12 and 18 months, or a short-term gain or loss if the holder held such Common Stock for less than 12 months at the time of the sale or exchange.

Holders Other Than U.S. Persons

      A holder of Common Stock acquired upon exercise of the Warrants who is an individual but is neither a citizen nor resident of the United States should consult his or her tax advisors regarding the general exemption from United States income taxation of gain realized upon their disposition of Common Stock received upon exercise of the Warrants and the special United States information reporting and backup withholding rules which can become applicable if such dispositions are effected through certain brokers, generally brokers which are U.S. Persons.

                      PLAN OF DISTRIBUTION

      The Company will issue Common Stock upon exercise of the Warrants, in accordance with the terms and conditions of the Warrants and the Warrant Agreement, through Harris Trust and
Savings Bank, as warrant agent (the "Warrant Agent").

      Upon surrender of the Warrant certificate (the "Warrant Certificate") evidencing such Warrants in accordance with the terms and conditions of the Warrants and the Warrant Agreement, and upon payment of the exercise price for the number of shares of Common Stock in respect of which such Warrants are being exercised in lawful money of the United States of America, the Warrant Agent will requisition from the Company's Common Stock transfer agent for issuance and delivery to or upon written order of the registered holder of such Warrant Certificate and in such name or names as such registered holder shall designate, a certificate or certificates for the shares issuable upon the exercise of the Warrants evidenced by such Warrant Certificate. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become the holder of record of such shares as of the date of the surrender of such Warrant Certificate duly executed and payment of the exercise price.

      The Warrant Agent will account promptly to the Company with respect to Warrants exercised and concurrently pay or deliver to the Company all moneys and other consideration received by it on the purchase of the shares of Common Stock through exercise of the Warrants.

     Under the terms and conditions of the Warrant Agreement, the Company has indemnified the Warrant Agent to hold it harmless against any and all losses, liabilities and expenses, including judgments, costs and reasonable counsel fees and expenses for any actions arising out of or in connection with the Warrant Agreement. The Company will pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in connection with the Warrant Agreement.

No dealer, sales
representative, or any other
person has been authorized to
give any information or to
make any representations in
connection with this offering
other than those contained in
the Prospectus Supplements or               [INTEL LOGO]
the Prospectus and, if given
or made, such information or                1998 Step-Up
representation must not be              Warrants to Purchase
relied upon as having been               80,000,000 Shares
authorized by Intel                       of Common Stock
Corporation or by any agent.
The Prospectus Supplements and
the Prospectus do not
constitute an offer to sell,
or a solicitation of an offer
to purchase, any securities
other than the securities to
which the Prospectus
Supplements relate or an offer
to or a solicitation of any
person in any jurisdiction
where such an offer or
solicitation would be
unlawful. Neither the delivery
of the Prospectus Supplements
or the Prospectus, nor any
sale made hereunder or
thereunder, shall, under any
circumstances, create any
implication that there has
been no change in the affairs
of Intel Corporation or that
the information contained
herein or therein is correct
as of any time subsequent to
the date hereof or thereof.
---------------
TABLE OF CONTENTS                       --------------------
Second Prospectus Supplement           PROSPECTUS SUPPLEMENT
                          Page
The Offering. . . . . . . SI-2             March 2, 1998
Determination of Offer Price .          --------------------
 . . . . . . . . . . . . . SI-2
Price Range of Common Stock .
 . . . . . . . . . . . . . SI-3
Use of Proceeds . . . . . SI-3
Description of the Warrants .
 . . . . . . . . . . . . . SI-3
Description of the Common
Stock . . . . . . . . . . SI-4
Certain Federal Income Tax
Consequences  . . . . . . SI-4     TABLE OF CONTENTS (Continued)
Plan of Distribution  . . SI-4     Prospectus (Continued)    Page

First Prospectus Supplement        Description of the Common
Summary of the Offerings . S-2     Stock  . . . . . . . . . . . 6
Stock Split  . . . . . . . S-3     Description of the Preferred
Capitalization . . . . . . S-3     Stock  . . . . . . . . . . . 7
Dividend Policy  . . . . . S-3     Description of the Depository
Price Range of Common StockS-4     Shares . . . . . . . . . . . 8
Use of Proceeds  . . . . . S-4     Description of the Debt
Description of the WarrantsS-5     Securities . . . . . . . . .11
Certain Federal Income Tax         Description of the Warrants to
Consequences . . . . . . . S-6     Purchase Common or Preferred
Underwriting . . . . . . . S-8     Stock . . . . . . . . . . . 15
Legal Matters  . . . . . .S-10     Description of the Third Party
Prospectus                         Warrants  . . . . . . . . . 16
Available Information  . . . 4     Description of the Warrants to
Incorporation of Certain           Purchase Debt Securities . .17
Documents by Reference . . . 4     Description of the Foreign
Intel  . . . . . . . . . . . 5     Currency Exchange Warrants .18
Intel Overseas . . . . . . . 5     Description of the Stock Index
Use of Proceeds  . . . . . . 5     Warrants . . . . . . . . . .22
General Description of             Description of the Other
Securities . . . . . . . . . 6     Warrants . . . . . . . . . .26
                                   Plan of Distribution . . . .29
                                   ERISA Considerations . . . .29
                                   Legal Matters  . . . . . . .30
                                   Experts  . . . . . . . . . .30
                                   Index of Terms . . . . . . .31